Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS JANUARY SALES RESULTS
Comparable Store Sales Increase 2.3%
Reiterates Fourth Quarter Guidance

New York, New York — February 8, 2007 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 560 stores, announced today that total net sales for the five-week period ended February 3, 2007 increased 32.4% to $83.7 million, as compared to net sales of  $63.2 million for the four-week period ended January 28, 2006.  The Company noted that this fiscal year period includes 53-weeks versus 52-weeks in last year’s fiscal period with the additional week occurring in the final month of the year.  Therefore, January 2007 represents a five-week period and compares to a four-week period in January 2006.  January 2007 comparable store sales, which include only the four week period ended January 27, 2007 increased 2.3% as compared to an increase of 0.6% for the four-week period ended January 28, 2006.

Total net sales for the fourteen-week period ended February 3, 2007 increased 11.0% to $390.3 million, as compared to net sales of $351.6 million for the thirteen-week period ended January 28, 2006.  Comparable store sales increased 1.2% for the thirteen-week period ended January 27, 2007, compared to a comparable store sales increase of 9.6% for the thirteen-week period ended January 28, 2006.

Total net sales for the fifty-three week fiscal year ended February 3, 2007 increased 5.5% to $1,193.2 million, as compared to net sales of $1,130.5 million for the fifty-two week fiscal year ended January 28, 2006. Comparable store sales decreased 2.6% for the fifty-two week period ended January 27, 2007, compared to a comparable store sales increase of 3.2% for the fifty-two week period ended January 28, 2006.

Richard P. Crystal, Chairman and CEO stated: “January sales were in line with our expectations and primarily reflected the successful clearance of seasonal inventory.  We enter the first quarter with our inventory current and well positioned to capitalize on spring selling.  We remain enthusiastic regarding our outlook as we begin the new fiscal year.”

The Company noted that it remains comfortable with its previous statement regarding fourth quarter earnings, which was updated on January 9, 2007 and includes an expectation for fourth quarter diluted earnings per share at the low end of the earnings guidance range provided on November 16, 2006 of $0.37 to $0.46. The Company continues to expect to report an increase in gross margin for the fourth quarter due to improved merchandise margins and also continues to anticipate non-recurring litigation expenses of approximately $0.02 per diluted share, which are included in its outlook.

The Company opened one new store and closed 11 stores in January, ending the month with 560 stores and 3.3 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s pre-recorded January sales message beginning today, Thursday, February 8, 2007 at 8:00 am EST, please dial (888) 203-1112 followed by the conference identification number #1785143.

Forward-Looking Statements:This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 560 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.